Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2012 FULL YEAR AND FOURTH QUARTER RESULTS

ARMONK, NY, March 8, 2013 — VISANT CORPORATION today announced results for its fiscal year ended December 29, 2012, including consolidated net sales of $1,155.3 million, compared to $1,217.8 million for its fiscal year ended December 31, 2011, a decrease of approximately 5%. In addition, Visant reported a consolidated net loss of $58.6 million for the fiscal year ended December 29, 2012, compared to a consolidated net loss of $14.9 million for the fiscal year ended December 31, 2011. The loss for the 2012 fiscal year was primarily attributable to an aggregate $64.2 million non-cash impairment charge associated with the write-down of goodwill in the Marketing and Publishing Services and Scholastic segments. The loss for the 2011 fiscal year was primarily attributable to a $31.9 million non-cash impairment charge associated with the write-down of certain intangible assets in the Marketing and Publishing Services segment. Before giving effect to the non-cash impairment charges in each of fiscal 2012 and 2011, consolidated EBITDA for the full fiscal year 2012 was $274.9 million compared to $289.9 million for the 2011 fiscal year. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $298.1 million for the 2012 fiscal year, a decrease of $29.6 million compared to consolidated Adjusted EBITDA of $327.7 million for the 2011 fiscal year.

For the fourth fiscal quarter of 2012, consolidated net sales were $225.0 million, a decrease of approximately 9% compared to consolidated net sales of $246.3 million for the fourth fiscal quarter of 2011. In addition, the company reported a consolidated net loss of $85.6 million for the fourth quarter of 2012 compared to a net loss of $44.7 million for the fourth quarter of 2011. The increased net loss was primarily attributable to the $64.2 million non-cash impairment charge associated with the write-down of goodwill in the Marketing and Publishing Services and Scholastic segments. Excluding the impact of the non-cash impairment charges for each quarter, consolidated EBITDA for the fourth quarter of 2012 was $30.7 million compared to consolidated EBITDA of $35.0 million for the fourth quarter of 2011. Consolidated Adjusted EBITDA was $35.9 million for the fourth quarter of 2012 compared to consolidated Adjusted EBITDA of $42.3 million for the fourth quarter of 2011.

Fiscal Year 2012

Net sales for the Scholastic segment for the fiscal year ended December 29, 2012 decreased by $28.9 million, or 6.1%, to $445.8 million compared to $474.7 million for the fiscal year ended December 31, 2011. This decrease was primarily attributable to lower overall volume in jewelry and announcement products, as well as a shift in jewelry sales metal mix to lower priced metals. In addition, approximately $4.0 million of sales shifted to the first half of 2013 from the fourth quarter of 2012 due to the timing of deliveries to the end customer. This decrease was offset somewhat by higher prices in jewelry products due to higher metal costs.

Net sales for the Memory Book segment were $346.1 million for the fiscal year ended December 29, 2012, a decrease of 4.5%, compared to $362.4 million for the fiscal year ended December 31, 2011. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment decreased $16.5 million, or 4.3%, to $364.3 million for the fiscal year ended December 29, 2012, compared to $380.8 million for the fiscal year ended December 31, 2011. This decrease was primarily attributable to lower volume in our publishing services and direct mail operations partially offset by higher volume in our sampling operations.

The Scholastic segment reported Adjusted EBITDA of $72.5 million for the fiscal year ended December 29, 2012, a decrease of $8.1 million, compared to $80.6 million for the fiscal year ended December 31, 2011. This decrease was primarily due to lower overall volume and increased pension expense.

Our Memory Book segment reported Adjusted EBITDA of $143.7 million for the fiscal year ended December 29, 2012, a decrease of $15.3 million, compared to $159.0 million for the prior year comparative period. This decrease was primarily due to lower volume.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $81.9 million for the fiscal year ended December 29, 2012, a decrease of $6.1 million, compared to $88.0 million for the prior year comparative period. This decrease was primarily due to lower volume in our publishing services and direct mail operations partially offset by higher volume in our sampling business.

Fourth Fiscal Quarter 2012

Net sales for the Scholastic segment were $120.7 million for the fourth fiscal quarter of 2012, a decrease of 9.7%, compared to $133.7 million for the fourth fiscal quarter of 2011. This decrease was primarily attributable to lower overall jewelry volume and a shift of approximately $4.0 million of sales to the first half of 2013 from the fourth quarter of 2012 due to the timing of deliveries to the end customer. This decrease was offset somewhat by higher prices in jewelry products due to higher metal costs.

Net sales for the Memory Book segment were $16.5 million for the fourth fiscal quarter of 2012 compared to $15.3 million for the fourth fiscal quarter of 2011. This increase was primarily attributable to a shift in the timing of shipments from the third fiscal quarter of 2012 to the fourth fiscal quarter of 2012.

Net sales for the Marketing and Publishing Services segment decreased $9.2 million, or 9.4%, to $88.1 million from $97.3 million for the fourth fiscal quarter of 2011. This decrease was primarily attributable to lower volume in our publishing services and sampling operations.

Adjusted EBITDA for the Scholastic segment decreased $3.3 million to $21.2 million for the fourth fiscal quarter of 2012 from $24.5 million for the fourth fiscal quarter of 2011. This decrease was primarily due to lower overall jewelry volume, partially offset by higher prices in jewelry products due to higher metal costs.

For the fourth fiscal quarter of 2012, Adjusted EBITDA for the Memory Book segment was a loss of $3.6 million compared to a loss of $2.0 million for the fourth fiscal quarter of 2011, due to higher selling and administrative expenses in the fourth fiscal quarter of 2012 compared to the fourth fiscal quarter of 2011.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $18.4 million for the fourth fiscal quarter of 2012 compared to $19.8 million for the fourth fiscal quarter of 2011. This decrease was primarily due to lower volume in our publishing services and sampling operations.

Consolidated Indebtedness

As of December 29, 2012, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,900.0 million, including $10.9 million of capital lease and equipment financing obligations and exclusive of original issue discount of $15.5 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of December 29, 2012 totaled $60.2 million.

The company accrued approximately $16.0 million of interest under its senior notes and senior secured credit facilities as of December 29, 2012. This amount was paid on the next business day, January 2, 2013.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the 2012 full year and fourth quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities;

adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the application of privacy laws and other related obligations on our business; the textbook adoption cycle and levels of government funding for education spending; local conditions in the countries in which we operate; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
In thousands	December 29, 2012	December 31, 2011	December 29, 2012	December 31, 2011
Net sales	$224,985	$246,271	$1,155,342	$1,217,792
Cost of products sold	115,372	124,740	549,490	572,611

Gross profit	109,613	121,531	605,852	645,181
Selling and administrative expenses	105,802	114,458	426,376	449,801
Loss (gain) on disposal of fixed assets	686	(451)	(1,629)	(910)
Special charges (1)	65,275	32,064	75,905	44,413

Operating (loss) income	(62,150)	(24,540)	105,200	151,877
Gain on repurchase and redemption of debt	(947)	—	(947)	—
Interest expense, net	40,552	42,362	158,924	164,136

Loss before income taxes	(101,755)	(66,902)	(52,777)	(12,259)
(Benefit from) provision for income taxes	(16,130)	(22,210)	5,823	2,625

Net loss	$(85,625)	$(44,692)	$(58,600)	$(14,884)

Adjusted EBITDA (2)	$35,934	$42,284	$298,081	$327,672

Adjusted EBITDA Reconciliation:
In thousands
Net loss	$(85,625)	$(44,692)	$(58,600)	$(14,884)
Interest expense, net	40,552	42,362	158,924	164,136
(Benefit from) provision for income taxes	(16,130)	(22,210)	5,823	2,625
Depreciation and amortization expense	27,693	27,632	104,533	106,083

EBITDA	(33,510)	3,092	210,680	257,960

Special charges (1)	65,275	32,064	75,905	44,413
Loss (gain) on disposal of fixed assets	686	(451)	(1,629)	(910)
Gain on repurchase and redemption of debt	(947)	—	(947)	—
Stock-based compensation (3)	700	495	1,093	6,991
Costs related to term loan facility repricing (4)	—	—	—	3,809
Other (5)	3,730	7,084	12,979	15,409

Adjusted EBITDA (2)	$35,934	$42,284	$298,081	$327,672

(1)	Special charges for the fourth fiscal quarter ended December 29, 2012 included an aggregate $64.2 million non-cash impairment charge associated with the write-down of goodwill in the amount of $55.3 million in our Marketing and Publishing Services segment and $8.9 million in our Scholastic segment. The Scholastic segment also reported $0.4 million of severance and related benefit costs associated with reductions in force. Special charges in the Memory Book segment included $0.5 million of costs consisting of severance and related benefit costs associated with the consolidation of our Topeka, Kansas facility.

Special charges for the fiscal year ended December 29, 2012 included: $58.0 million of costs in the Marketing and Publishing Services segment consisting of a $55.3 million non-cash impairment charge associated with the write-down of goodwill, $2.1 million of severance and related benefit costs and $0.5 million of non-cash asset related impairment charges associated with facility consolidations; $10.1 million of costs in the Scholastic segment including an $8.9 million non-cash impairment charge associated with the write-down of goodwill and $1.2 million of severance and related benefit costs associated with reductions in force; and $7.8 million of costs in the Memory Book segment including $6.5 million of severance and related benefit costs associated with reductions in force and approximately $1.3 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility.

Special charges for the fourth fiscal quarter ended December 31, 2011 included $31.9 million of non-cash impairment charges associated with the write-down of goodwill of $24.9 million and other indefinite-lived intangible assets of $7.0 million in the Marketing and Publishing Services segment.

Special charges for the fiscal year ended December 31, 2011 included $35.3 million of costs in the Marketing and Publishing Services segment consisting of $31.9 million of non-cash impairment charges associated with the write-down of goodwill of $24.9 million and other indefinite-lived intangible assets of $7.0 million, and $1.0 million of severance and related benefit costs and $2.4 million of non-cash asset related impairment charges associated with the closure of our Milwaukee, Wisconsin facility. Special charges in the Memory Book segment included $6.6 million of costs consisting of $4.3 million of severance and related benefit costs associated with reductions in force and approximately $2.2 million of non-cash asset related impairment charges, in each case associated with the consolidation of our Clarksville, Tennessee and State College, Pennsylvania facilities. Special charges in the Scholastic segment included $2.2 million of severance and related benefit costs associated with reductions in force in connection with the consolidation of certain diploma operations.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(4)	Costs associated with the repricing of Visant’s outstanding senior secured term loan facility completed on March 1, 2011.

(5)	Other charges for the quarter ended December 29, 2012 included $1.9 million and $0.4 million of costs related to the relocation of certain manufacturing equipment and consolidation of certain facilities in the Memory Book and Marketing and Publishing Services segments, respectively. Also included were $0.9 million of management fees, $0.1 million of non-recurring professional fees and $0.4 million of other costs that are non-recurring in nature.

Other charges for the fiscal year ended December 29, 2012 included $3.7 million and $2.4 million of costs related to the relocation of certain manufacturing equipment and consolidation of certain facilities in the Memory Book and Marketing and Publishing Services segments, respectively. In addition, in the Scholastic segment, there were $0.6 million of non-cash costs associated with the donation to the local industrial development authority of the former Unadilla, Georgia facility. Also included are $3.7 million of management fees, $0.9 million of non-recurring professional fees and $1.6 million of other costs that are non-recurring in nature.

Other charges for the quarter ended December 31, 2011 included $4.9 million of costs, $1.9 million of which were non-cash charges, related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Memory Book segment, $0.9 million of management fees, $0.7 million of consulting fees and $0.5 million of other costs that are non-recurring in nature.

Other charges for the fiscal year ended December 31, 2011 included $5.5 million of costs and $1.9 million of non-cash charges related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Memory Book segments, $3.6 million of management fees, $2.4 million of consulting fees and $1.9 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	December 29, 2012	December 31, 2011	$ Change	% Change
Net sales
Scholastic	$120,712	$133,734	$(13,022)	(9.7%)
Memory Book	16,501	15,266	1,235	8.1%
Marketing and Publishing Services	88,105	97,271	(9,166)	(9.4%)
Inter-segment eliminations	(333)	—	(333)	NM

	$224,985	$246,271	$(21,286)	(8.6%)

Adjusted EBITDA
Scholastic	$21,162	$24,525	$(3,363)	(13.7%)
Memory Book	(3,579)	(2,019)	(1,560)	(77.3%)
Marketing and Publishing Services	18,351	19,778	(1,427)	(7.2%)

	$35,934	$42,284	$(6,350)	(15.0%)

Adjusted EBITDA margin	16.0%	17.2%

NM = not meaningful

	Twelve months ended
In thousands	December 29, 2012	December 31, 2011	$ Change	% Change
Net sales
Scholastic	$445,790	$474,667	$(28,877)	(6.1%)
Memory Book	346,070	362,380	(16,310)	(4.5%)
Marketing and Publishing Services	364,297	380,774	(16,477)	(4.3%)
Inter-segment eliminations	(815)	(29)	(786)	NM

	$1,155,342	$1,217,792	$(62,450)	(5.1%)

Adjusted EBITDA
Scholastic	$72,461	$80,597	$(8,136)	(10.1%)
Memory Book	143,727	159,037	(15,310)	(9.6%)
Marketing and Publishing Services	81,893	88,038	(6,145)	(7.0%)

	$298,081	$327,672	$(29,591)	(9.0%)

Adjusted EBITDA margin	25.8%	26.9%

NM = not meaningful